Exhibit (a)(23)

July 3, 2012

To:	Participants in The Talbots, Inc. Retirement Savings Voluntary Plan

From: The Talbots, Inc.

Re:	Offer to purchase for cash all outstanding shares of common stock, par value $0.01 per share, of The Talbots, Inc. by TLB Merger Sub Inc. at a purchase price equal to $2.75 per share

You are receiving this letter because our records indicate that you are a participant in The Talbots, Inc. Retirement Savings Voluntary Plan (“Plan”) and, as of June 28, 2012, a portion of your Plan account was invested in shares of common stock, par value $0.01 per share (“Common Stock”), of The Talbots, Inc. (the “Company”) through your investment in the Talbots Company Pooled Stock Fund (the “Fund”).

As you may be aware, the Company has entered into an Agreement and Plan of Merger, dated as of May 30, 2012 (the “Merger Agreement”), by and among the Company, TLB Holdings LLC and TLB Merger Sub Inc. (a direct, wholly-owned subsidiary of TLB Holdings LLC, “TLB Merger Sub”). Pursuant to the Merger Agreement, TLB Merger Sub has commenced a tender offer to purchase all of the issued and outstanding shares of Common Stock (referred to in this letter as the “Offer”) at a purchase price of $2.75 per share (the “Offer Price”), net to the seller in cash, without interest thereon, on the terms and subject to the conditions of the Offer. All shares of Common Stock, including shares held by you in the Fund, that are properly tendered prior to the expiration date of the Offer and not properly withdrawn will be purchased by TLB Merger Sub at the Offer Price, in cash, upon the terms and subject to the conditions of the Offer. The Offer will remain open until July 13, 2012, although it may be extended.

If the Offer is successfully completed, TLB Merger Sub would merge with the Company pursuant to the terms and subject to the conditions of the Merger Agreement (the “Merger”). After the Merger, the Common Stock will no longer be publicly traded, and participants will no longer be permitted to invest in Common Stock through their Plan accounts.

For your information, enclosed with this letter is the Offer to Purchase, dated June 15, 2012, which Wells Fargo Bank, N.A., as Trustee of the Plan (“Wells Fargo”), received as the owner of record of the shares of Common Stock held in your Fund sub-account under the Plan. If you instruct Wells Fargo to do so, it will submit the necessary documents to tender the shares of Common Stock held in your Fund sub-account under the Plan. To instruct Wells Fargo, all you need to do is complete and return the enclosed Election Form to Computershare Trust Company, N.A. (“Computershare”) in accordance with the instructions that appear in the Election Form.

Please study the enclosed Offer materials carefully to determine how you wish to instruct Wells Fargo as to the tender of the shares of Common Stock held in your Fund sub-account under the Plan. Wells Fargo will take no action with respect to Common Stock held in your Fund sub-account under the Plan if a correctly completed copy of the attached Election Form containing your instructions, as described below, is not timely received by Computershare. If you do not elect to tender the shares of Common Stock held in your Fund sub-account under the Plan, or do not validly instruct Wells Fargo to tender or not tender such Plan shares, and the Offer is successfully completed, such Plan shares will automatically be converted into a right to receive $2.75 per share, in cash, at the time of the Merger (which will be later than the time of the closing of the Offer). Regardless of your action or inaction, the proceeds received for the shares of Common Stock held in your Fund sub-account under the Plan will be retained in your Plan account. The Plan administrator anticipates providing you with additional information concerning the Fund following the close of the Merger. After any required transaction suspension to accommodate the receipt of cash, you may elect to transfer the proceeds to any other investment fund available under the Plan. You may make such a transfer on-line at www.wellsfargo.com/myretireplan. You may also call The Talbots, Inc. RSVP 401(k) Plan Information Line at 1-888-805-4104.

Unless the Offer is extended prior to the applicable expiration time, in order for the Trustee to have sufficient time to prepare administratively to respond to the Offer, transactions involving shares of Talbots Common Stock (including all exchanges out of or investments in the Fund and loans, withdrawals and distributions from your Plan account that include Plan shares) will be prohibited after 4 p.m., Eastern time, on July 12, 2012 or, if the Offer is extended, after 4 p.m., Eastern time, on the business day prior to the business day on which expiration of the Offer is subsequently scheduled. We anticipate that any such suspension in activity may be lifted in the event of any extension of the Offer. Any suspension in activity will apply to all shares of Common Stock held in your Fund sub-account under the Plan, even if you decide not to tender any of such Plan shares. The restriction only applies to the portion of your Plan account that is invested in the Fund sub-account and does not apply to any part of your Plan account that is invested in other investment funds.

You can determine whether this type of activity restriction is still in place or if there is a temporary transaction suspension to accommodate the receipt of cash by calling Wells Fargo at 1-888-805-4104. Representatives are available to assist you weekdays between 8 a.m. and 9 p.m., Eastern time.

To instruct Wells Fargo whether or not you wish to tender the shares of Common Stock held in your Fund sub-account under the Plan on the terms and subject to the conditions of the Offer, you should complete the Election Form attached to this letter and sign and date the Election Form in the place provided, and return a copy of the Election Form, so executed, to Computershare via fax at (866) 263-8381 or via mail using the enclosed self-addressed envelope.

Your instructions must be forwarded to Computershare in time to permit Wells Fargo to respond on your behalf in accordance with the provisions of the Offer. The Offer will expire at 12:00 midnight, Eastern time, on July 13, 2012, unless extended. Therefore, your response must be received by Computershare no later than 5 p.m Eastern time on July 10, 2012, if you wish to participate in the Offer.

You may revoke or change any instructions that you have previously given by informing Computershare of your new instructions in writing via fax at (866) 263-8381 or via mail at

Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 250 Royall Street, Suite V, Canton, MA 02021, provided that your new instructions are received no later than 5 p.m., Eastern time, on July 10, 2012. Your instructions, which will be confidential, will become irrevocable thereafter, unless the Offer is extended.

If the Offer is extended, your response must be received by 5 p.m., Eastern time, on the date that is three (3) business days before the new date on which the Offer expires, or the shares of Common Stock held in your Fund sub-account under the Plan will not be tendered.

If you own additional shares of Common Stock, outside the Plan, you will receive materials for those shares separately.

If you have any questions concerning this letter or the attached Election Form, you may call Phoenix Advisory Partners, the information agent for the Offer, toll-free at (877) 478-5038.

Notice to Investors

This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to purchase shares of the Company’s common stock is being made pursuant to an Offer to Purchase, Letter of Transmittal and other related materials that Sycamore Partners, L.P. (“Sycamore Partners”) and its affiliates filed with the Securities and Exchange Commission (the “SEC”). Sycamore Partners and its affiliates have filed a Tender Offer Statement on Schedule TO with the SEC in connection with the commencement of the offer, and the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. These materials have been sent free of charge to all of the Company’s stockholders. Investors and security holders of the Company are urged to read these materials and other documents filed by the Company and Sycamore Partners and its affiliates with the SEC carefully in their entirety since they will contain important information. Investors and security holders may obtain free copies of these materials and other documents filed by the Company and Sycamore Partners and its affiliates with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting Talbots Investor Relations at (781) 741-4500, by writing to Investor Relations Department, The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, or by e-mailing investor.relations@talbots.com.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, the Company has filed a preliminary Proxy Statement on Schedule 14A with the SEC. Additionally, the Company intends to file other relevant materials with the SEC in connection with the proposed acquisition of the Company by an affiliate of Sycamore Partners pursuant to the terms of an Agreement and Plan of Merger by and among the Company, TLB Holdings LLC and TLB Merger Sub Inc. Investors and security holders of the Company are urged to read the definitive Proxy Statement on Schedule 14A and other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Investors and security holders may obtain free copies of these materials and other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders also may obtain free copies of the documents filed by the Company with the SEC by contacting Talbots Investor Relations at (781) 741-4500, by writing to Investor Relations Department, The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, or by e-mailing investor.relations@talbots.com.

The Company and certain of its directors and executive officers, under the SEC rules, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Investors and security holders may obtain detailed information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise, and which may, in some cases, be different than those of the Company’s stockholders, generally) of the Company’s executive officers and directors in (i) the Company’s definitive proxy statement for its 2011 Annual Meeting of Stockholders, (ii) the Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as amended, and (iii) the preliminary Proxy Statement on Schedule 14A and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. To the extent that the Company’s directors’ and executive officers’ holdings of the Company’s securities change, or have changed, from the amounts indicated in the Company’s preliminary Proxy Statement on Schedule 14A, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Copies of these documents can be obtained free of charge from the Company or the SEC as indicated above.

Forward-looking Information

This communication contains forward-looking information. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or similar statements or variations of such terms. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements concerning the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, suppliers, sourcing agent and landlords; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC, including the risks and uncertainties included under “Risk Factors” and “Forward-looking Information” in Talbots’ Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as amended, and other periodic reports filed with the SEC which are incorporated herein, as well as the Tender Offer Statement on Schedule TO filed by Sycamore Partners and its affiliates and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company. The Company’s Annual Report on Form 10-K, as amended, and other periodic reports are available at the Investor Relations section of the Company’s Website at http://www.thetalbotsinc.com.

All the Company’s forward-looking statements are as of the date of this communication only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this communication or included in the Company’s other public disclosures or the Company’s other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect the Company’s continuing operations and the Company’s future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

ELECTION FORM

The Talbots, Inc. Retirement Savings Voluntary Plan (“Plan”)

Use this Election Form to make an election to instruct Wells Fargo Bank, N.A. to tender the shares of Common Stock that you hold in your Talbots Company Pooled Stock Fund sub-account under the Plan on the terms and subject to the conditions of the Offer. Capitalized terms in this Election Form are as defined in the accompanying letter. To make this election, your Election Form must be received no later than 5 p.m., Eastern time, on July 10, 2012, unless the Offer is extended, in which case your Election Form must be received by 5 p.m., Eastern time, on the date that is three (3) business days before the new date on which the Offer expires. Any extensions of the expiration date for the Offer will be publicly announced.

•	Check the box below to indicate whether you do or do not wish to tender the shares of Common Stock held in your Fund sub-account under the Plan;

•	Sign and date this Election Form where indicated;

•	Print your name and daytime telephone number; and

•	Fax this Election Form to Computershare Trust Company, N.A. at (866) 263-8381 (or, alternatively, use the enclosed self-addressed envelope to mail this Election Form to Computershare)

☐ Tender all of my Talbots Common Stock held in my Fund sub-account under the Plan to TLB Merger Sub	☐	Do not tender my Talbots Common Stock held in my Fund sub-account under the Plan to TLB Merger Sub

Participant Signature:		Date:

Participant Name (print):		Daytime Telephone Number:

The method of delivery of this Election Form is at the option and risk of the tendering participant. Sufficient time should be allowed to assure timely delivery. Incorrectly completed or unsigned forms will be disregarded in the Offer.

VOLUNTARY CORPORATE ACTIONS COY: TLB 401(K) PLAN